Exhibit 99.1

CommScope Announces Technology Leadership Transition

HICKORY, N.C., July 19, 2021— CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in network connectivity, today announced that Morgan Kurk is stepping down as chief technology officer and segment leader of Broadband Networks, effective immediately. Tom Cloonan, PhD, currently chief technology officer of the Broadband Networks segment, has been appointed chief technology officer on an interim basis as the Company evaluates its longer-term strategic requirements of the CTO office.

Dr. Tom Cloonan, who joined CommScope through the ARRIS acquisition, is an industry veteran with a well-established track record of innovative technology leadership. With his extensive experience and contributions to the evolution of modern communications infrastructure solutions, Dr. Tom Cloonan is well positioned to serve in this expanded role.

Chuck Treadway, president and chief executive officer, stated, “Tom brings a wealth of technology expertise, particularly in next generation cable technologies. Prior to his 17 years with ARRIS, Tom spent 17 years at Bell Labs, delivering cutting-edge technologies to telecom providers. His work has resulted in more than 60 patents and over 100 published papers.”

The Company also announced today that Ric Johnsen, currently senior vice president of the Converged Network Solutions (CNS) business, will assume leadership of the entirety of the Broadband Networks segment. Mr. Johnsen is an experienced operator with deep industry knowledge across both the active and passive network infrastructure solutions supported by CommScope. He has also led much of the work in the company’s design and delivery of advanced virtualized headend solutions, Edge products (Remote PHY and Remote MAC PHY), and PON technologies, and he is very well positioned to lead the segment in delivering the networks of the future.

Treadway continued, “Throughout his 11 years at CommScope, Ric has led a wide range of business segments, including overseeing operations of our Outside Plant Solutions business and most recently the CNS business. Prior to joining CommScope, he led the team responsible for developing and introducing our most advanced emerging technologies. His industry knowledge and experience, as well as his disciplined, accountability-first leadership approach honed during his time in the United States Army make him an invaluable member of our team and an ideal candidate to lead Broadband Networks.

“We are making progress on our CommScope NEXT initiative, optimizing our portfolio and cost structure and driving toward growth that outpaces the market. We are fortunate to have the best employees in the industry and a deep bench of talent. Tom and Ric are emblematic of that talent. We are excited to see them take on these key leadership roles, where they will help lead the drive toward our CommScope NEXT objectives. I am more confident than ever that CommScope is well-positioned for the future,” added Treadway.

Treadway concluded: “On behalf of the entire Board and management team, I want to thank Morgan for his contributions to CommScope and wish him well in his future endeavors.”

“Helping shape CommScope into a global network connectivity leader across the wired and wireless industry over the last 14 years has been beyond fulfilling. I look forward to seeing the Company’s continued success in the communications industry,” said Mr. Kurk.

About Tom Cloonan

Dr. Tom Cloonan joined CommScope through its acquisition of ARRIS, where he served as CTO of the Network and Cloud segment, among other positions, since 2002. Dr. Tom Cloonan was previously the CTO and CEO and co-founder of the CMTS start-up company CADANT. Dr. Tom Cloonan worked as a hardware/software/DSP/ASIC designer, architect and Distinguished Member of the Technical Staff at Lucent Bell Laboratories, focusing on voice, ATM and routing programs. Dr. Tom Cloonan has a BSEE degree from Illinois Institute of Technology, a MSEE degree from Purdue University and a PhD in Physics from Heriot-Watt University in Scotland. He is also a Fellow of the Institute of Electrical and Electronics Engineers, and a 2019 inductee of the Cable TV Pioneers.

About Ric Johnsen

Mr. Johnsen currently serves as senior vice president, Converged Network Solutions (CNS), Broadband Networks, for CommScope. Previously, he led CommScope’s Network Cable and Connectivity business for nearly 11 years. Prior to joining CommScope, Mr. Johnsen served as president and chief executive officer of Alloptic, a manufacturer and provider of passive optical networking and RF solutions equipment. His prior experience includes vice president of OFS with responsibilities for fiber optic cable sales, marketing and product engineering. Mr. Johnsen also worked at Alcatel where he was vice president of the optical fiber business for Europe and Asia. Mr. Johnsen served in the United States Army and received a BS degree in general engineering from the United States Military Academy in West Point, New York. He also received an MS degree in communications engineering from the United States Naval Postgraduate School in Monterey, California.

About CommScope

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Forward-Looking Statements

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Investor Contact

Michael McCloskey

+1-828-431-9874

Michael.McCloskey@commscope.com

Media Contact

Jocelyn Penque, CommScope

+44-7970-605-305

publicrelations@commscope.com

Source: CommScope